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Exhibit (a)(1)(E)

        OFFER TO PURCHASE FOR CASH
Up to All Outstanding Shares of Common Stock
Of

PLATINUM ENERGY RESOURCES, INC.
At a Purchase Price of $1.50 Per Share
By

PACIFIC INTERNATIONAL GROUP HOLDINGS LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 24, 2011, UNLESS THE OFFER IS EXTENDED.

May 26, 2011

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase dated May 26, 2011 (the "Offer to Purchase") and the related Letter of Transmittal distributed in connection with an offer by Pacific International Group Holdings LLC, a Nevada limited liability company ("Pacific"), to purchase up to all of the outstanding shares of common stock, $0.0001 par value per share ("Shares"), of Platinum Energy Resources, Inc., a Delaware corporation ("Platinum"), not currently owned by Pacific, at a price of $1.50 per Share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest, upon the terms and subject to the conditions specified in the Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

        We are the holder of record (directly or indirectly) of Shares held for your account. A tender of such Shares can be made only by us as the holder of record or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

  1.
  The Offer Price is $1.50 per Share, net to you in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

  2.
  The Offer is being made for all outstanding Shares not currently owned by Pacific.

  3.
  The Offer is subject to satisfaction of, or if permitted, waiver of, several conditions, including the non-waivable condition that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute, together with the number of Shares currently owned by Pacific, at least ninety percent (90%) of the outstanding Shares (excluding Shares held in treasury) immediately prior to the expiration of the Offer. The Offer is subject to certain other conditions described in the Offer. Each of the other conditions to the Offer may, to the extent permitted by applicable law, be amended or waived by Pacific in its sole discretion and Pacific reserves the right to terminate the Offer at any time. There is no financing condition to the Offer.

  4.
  On May 26, 2011, without obtaining the prior approval or recommendation of Platinum's Board of Directors or any special committee of Platinum's Board of Directors, Pacific publicly announced Pacific's intention to commence the Offer. Pacific will promptly notify Platinum's Board of Directors of Pacific's intention so that Platinum's Board of Directors may have an opportunity to consider and evaluate the Offer. However, the consummation of the Offer does not require the approval or recommendation of Platinum's Board of Directors or any special committee.

  5.
  The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on June 24, 2011, unless the Offer is extended.

  6.
  Shareholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Pacific pursuant to the Offer.

        The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares other than Pacific. Pacific is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Pacific becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Pacific will make a good faith effort to comply with such state statute. If, after such good faith effort, Pacific cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities laws, blue sky laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Pacific by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

        Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer. The Offer and withdrawal rights expire at 5:00 p.m., New York City time, on June 24, 2011, unless extended.

 INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
UP TO ALL OUTSTANDING SHARES OF COMMON STOCK
OF
PLATINUM ENERGY RESOURCES, INC.

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 26, 2011 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") in connection with the Offer by Pacific International Group Holdings LLC, a Nevada limited liability company ("Pacific"), to purchase up to all of the outstanding shares of common stock, $0.0001 par value per share (the "Shares"), of Platinum Energy Resources, Inc., a Delaware corporation ("Platinum"), not currently owned by Pacific, at a price of $1.50 per Share, net to the seller in cash (subject to applicable withholding of U.S. federal, state and local taxes), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

        This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account Number:

Dated:

* Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s):
(Please Print)

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number with You:

Date:

3

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  Exhibit (a)(1)(E)
INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH UP TO ALL OUTSTANDING SHARES OF COMMON STOCK OF PLATINUM ENERGY RESOURCES, INC.